Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-234306) on Form S-3 and (No. 333‑205149) on Form S-8 of our reports dated March 1, 2022, with respect to the consolidated financial statements of Investors Bancorp, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Short Hills, New Jersey
March 1, 2022